Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Pioneer Natural Resources Company and Pioneer Natural Resources USA, Inc. for the registration of debt securities, common stock, preferred stock, depositary shares, warrants, stock purchase contracts, stock purchase units and guarantees of debt securities and to the incorporation by reference therein of (1) our report dated February 19, 2007 (except for the matters related to the sale of the Canadian assets described in Notes A, B and V as to which the date is January 10, 2008), with respect to the consolidated financial statements of Pioneer Natural Resources Company included in its Current Report on Form 8-K, filed January 14, 2008 with the Securities and Exchange Commission and (2) of our report dated February 19, 2007, with respect to Pioneer Natural Resources Company management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Pioneer Natural Resources Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission .
/s/ Ernst & Young LLP
Dallas, Texas
January 14, 2008